EXHIBIT 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, to be issued under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan	Other	2,100,000(3)	$9.24	$19,404,000	0.00014760	$2,864.04

Total Offering Amounts					$19,404,000		$2,864.04

Total Fee Offsets							$—

Net Fee Due							$2,864.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The New York Stock Exchange on August 5, 2024.

(3)	Represents additional shares of the registrant’s Common Stock reserved for issuance under the registrant’s Amended and Restated Stock Incentive Plan, to which this Registration Statement relates.